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                             GLENMEDE ADVISERS INC.

                           PERSONAL TRADING GUIDELINES
                                January 25, 2001

Glenmede Advisers Inc. is a wholly owned subsidiary of The Glenmede Trust Company. The Glenmede Trust Company has an ethical code of conduct written into its Policy of Professional Responsibility. These Guidelines are a supplement to the Policy of Professional Responsibility, primarily to document the internal control structure employed by Glenmede Advisers. Glenmede Advisers Inc. is investment manager for The Glenmede Fund, Inc. and The Glenmede Portfolios, both registered investment companies as well as other registered investment company clients of Glenmede (collectively, the "Funds").

Glenmede Advisers' investment staff includes Chartered Financial Analysts (CFA) and voluntarily holds itself to the standards of the Association for Investment Management and Research (AIMR). Each CFA must abide by the code of ethics established by their professional organization. One of the overriding principles of AIMR's Code of Ethics and Standards of Professional Conduct endorsed at Glenmede Advisers is that THE INTEREST OF THE FUNDS, THEN THE EMPLOYER, MUST TAKE PRIORITY OVER THE PERSONAL INVESTING INTERESTS OF THE INDIVIDUAL.


Glenmede Advisers expects that its officers and employees will conduct their personal investment activities in accordance with the fundamental standard that mutual fund investment advisor's should not take inappropriate advantage of their position.

The restrictions listed below may not fit every personal trading situation that develops for Glenmede Advisers and its employees. Should an individual feel compelled to enter into a transaction outside the scope of these restrictions, the Chief Investment Officer, or designee, shall have sole discretion to approve deviations to these restrictions using the ICI's Report to the Division of Investment Management U.S. Securities and Exchange Commission Implementation of the Institute's Recommendations on Personal Investing dated April 21, 1995 as the consensus of all the permutations used throughout the industry in putting personal trading restrictions in place. Subsequent to such approval of unique transactions, Glenmede Adviser's Board of Directors shall be apprised of the Chief Investment Officer's actions, and the Board of Directors of each Fund to which such unique transaction may be relevant, either because of the nature of the transaction or the identity of the Access Person (as defined herein) involved, shall also be apprised of such actions.
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I.       DEFINITIONS

         1. LEVEL ONE ACCESS PERSON: Any director, officer or employee of Glenmede Advisers who makes any investment recommendations, participates in the determination of which investment recommendations shall be made, or whose principal function or duties relate to the determination of which investment recommendations shall be made; or who, in connection with his or her duties, obtains any information concerning Glenmede Advisers Securities recommendations. For purposes of these Guidelines, a Glenmede "Level One Access Person" includes the Portfolio Analysts, Securities Trading, Portfolio Managers and all support staff to such persons.

         2. LEVEL TWO ACCESS PERSON: All directors, officers, and employees of Glenmede Advisers not included in the definition of Level One Access Persons.

         3. SECURITY - Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national Securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "Security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

         4. RELATED SECURITY - Any two or more Securities are Related Securities if (a) they are part of the same class or series of Securities, (b) one of them represents or includes an option to acquire or to sell Securities of the same class or series as the other, (c) one of them is convertible into or exchangeable for Securities of the same class or series as the other, (d) they are equity Securities of the same issuer with the same or substantially the same economic rights (as with voting and nonvoting common stock), and (e) they otherwise trade in public markets in a coordinated manner under the circumstances in effect at the time at which a trade in one of them is being precleared (as with common stock of two companies that have agreed to a stock-for-stock merger at a fixed ratio). Any questions about whether two Securities are Related Securities should be brought to the attention of the Compliance Officer before obtaining preclearance for any trade of either of them.


II.      PERSONAL TRADING RESTRICTIONS

         1.       PRE-CLEARANCE

         LEVEL ONE ACCESS PERSONS are required to pre-clear all personal Securities trades. This provision applies to all Securities. No pre-clearance is required for any Security that is

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         exempt from quarterly reporting (See Part III., Item 7 below for a list of exempt Securities and See Part III., Item 2 for the procedures).


         2.       BLACKOUT PERIODS

         Glenmede prohibits any Level One Access Person from pre-clearing and trading a Security when

                  - a Fund has executed a trade in that Security during that day, the previous day or has a pending transaction in the same Security or a Related Security;

                  - Glenmede's trading desk has a pending buy or sell order or anticipates any activity in the same Security or a Related Security; or

                  - a Fund he or she manages has traded the same Security or a Related Security within the last seven calendar days or will trade the same Security or a Related Security within the next seven calendar days.


         3.       DISGORGEMENT

         If an Access person purchases a Security in violation of Glenmede Advisers' Personal Trading Guidelines, then the Access Person must "break the trade" by immediately reversing the transaction regardless of whether a profit or loss occurs from the transaction. An Access Person must disgorge any profits and assume any losses, even if the transaction was done innocently and discovered afterward.

         Any moneys accrued in the event of a personal trading violation shall not benefit the Access Person or Glenmede Advisers. Access Persons are required to remit the disgorged profits to Glenmede Advisers within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). However, should the Funds incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made to the Funds. A net payment in the form of a cashier's check made payable to a charity of their choice (one holding an appropriate IRS determination letter), should be given to the Compliance Officer for mailing. The Access Person will not be allowed to take a charitable deduction for disgorging the profits.

         4.       INITIAL PUBLIC OFFERINGS (IPO)

         Glenmede Advisers prohibits ALL ACCESS PERSONS from acquiring any equity or equity-related Securities in an IPO.

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         5.       PRIVATE PLACEMENTS

         Glenmede Advisers prohibits ALL ACCESS PERSONS from personally investing in private placements issued by a public company. For all other activity in private placements, the Access Person must submit a written request, documenting that there is no conflict with the investment strategy of the Funds, and it must be approved by the Chief Investment Officer prior to executing the transaction. Access Persons who have been authorized to acquire Securities in a private placement must disclose that investment when they play a part in any Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase Securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

         6.       SHORT-TERM TRADING PROFITS

         In general, Glenmede Advisers advocates long-term investing. All Access Persons are prohibited from profiting in the purchase and sale, or sale and repurchase of the same or equivalent Securities within 60 calendar days. Any profits realized on such short-term trades should be disgorged, as discussed above in Item 3. Disgorgement.

         In special situations, the Chief Investment Officer (CIO) has the authority to approve short-term trades on a case-by-case basis. If the CIO is not available, another Glenmede Advisers Senior or First Vice President may approve short-term trades. The President and Chief Executive Officer has the authority to approve the CIO's short term trades.


         7.       GIFTS

         Refer to the Glenmede Trust Company's Policy of Professional Responsibility.

         8.       SERVICE AS DIRECTORS

         Refer to the Glenmede Trust Company's Policy of Professional Responsibility.


III.     COMPLIANCE PROCEDURES

         1.       APPLICABLE ACCOUNTS

         The previous restrictions and the following procedures apply to the following types of accounts of all Access Persons:

         a.       Accounts of the Access Person;

         b.       Accounts of the Access Person's spouse;

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         c.       Accounts of minor children of the Access Person and all
                  members of the Access Person's household;

         d. Accounts subject to the discretion or control of the Access Person or any member of the Access Person's household (i.e. relatives, in-laws, non-married couples living together, custodial accounts, trust accounts, IRA's, 401(k) plan accounts not invested in exempt Securities (refer to Part III.
                  Item 8 for a list of exempt Securities.);

         e. Accounts of any Trust Company or other entity controlled by the Access Person (or spouse or a member of the Access Person's household) if the Access person (or such spouse or household member) has or shares control over investment activity of the entity (including, without limitation, all partnerships of which the Access Person or such spouse or household member is a general partner); and

         f. Any other accounts in which the Access Person or a member of the Access Person's household has a pecuniary interest or an ability to influence transactions (i.e. joint tenant accounts, co-trustee accounts, investment clubs, etc.).

         2.       PRE-CLEARANCE PROCEDURES

         LEVEL ONE ACCESS PERSONS are required to pre-clear all personal Securities trades. Level Two Access Persons are not required to pre-clear their trades. The procedure for pre-clearance is as follows:

         a. Level One Access Persons must complete a pre-clearance trading form and submit it to the Trading Desk for approval.

         b. The Trading Desk will check for prior or pending activity (as applicable) in that Security and Related Securities. If there are no pending orders, no open limit orders, no knowledge by the trader of anticipated activity of a program nature that day, and no activity in such Security or a Related Security in any of the Funds during that day and the prior day, the trader will approve the Level One Access Person's request.

         d. Once approved, the requesting party must execute the trade within 1 business day of approval. Failure to do so will void the pre-clearance approval, and the access person will need to submit a new request for pre-clearance.

         e. If a request is denied because of prior or pending activity, the Trading Desk will note the date a new request may be submitted in accordance with the Blackout Period as described in Part II, item 2, of these Guidelines.

         f. Personal trades by Glenmede Advisers' Securities Traders shall be pre-cleared by an independent Securities Trader.

         3.       RECORDS OF SECURITIES TRANSACTIONS

         Level One Access Persons are required to direct their broker to supply the Compliance Officer with duplicate copies of regular statements and confirmation of all personal Securities transactions executed for all applicable accounts.

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         The Compliance Officer will compare all approved trades to the confirmations and statements and on a monthly basis identify any trades executed in violation of these Guidelines. The Compliance Officer will contact the Access Person to confirm a violation and issue a memo to the Access Person outlining the facts and circumstances of any violation and any corrective action. The memo will be included in the Compliance Officer's report to the Board of Directors and the Access Person will be given the opportunity to attend the meeting when such report is considered. The Committee will determine if additional corrective action is necessary in the event of a violation of these Guidelines. (see Part IV Sanctions).

         The Board will report all personal trading activity in summary form as part of the Compliance Officer's report to the Trust Investment Committee of The Glenmede Trust Company.

         4.       CERTIFICATION OF COMPLIANCE

         Glenmede requires ALL ACCESS PERSONS to certify in writing annually that they read and understand these Guidelines as well as the associated Policy of Professional Responsibility, and recognize that they are subject thereto. Further, all Access Persons will be required to certify annually that they have complied with all the requirements of these Personal Trading Guidelines and that they have disclosed or reported all personal Securities transactions and holdings required by these Guidelines.

         5.       REVIEW BY THE FUND'S BOARD OF DIRECTORS

         The Compliance Officer will prepare a quarterly report to the Board of Directors of the Funds that discusses the following criteria:

         a. A summary of existing procedures concerning personal investing.

         b.  Highlights of any changes in procedures from year to year.

         c. Identification of any material violations requiring remedial action and the sanctions or other remedial actions imposed in response thereto.

         d. Any issues arising under the Code of Ethics or personal investing procedures since the previous annual report.

         e.  Any written plan adopted with respect to a potential
             Securities holding conflict of interest.

         f. Identification of recommendations for change in existing restrictions or procedures.

         6.       QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

         ALL ACCESS PERSONS (LEVELS ONE AND TWO), shall be required to submit a report of all personal Securities transactions as follows:

                  1st Quarter Report as of March 31st must be submitted by April 10th.

                  2nd Quarter Report as of June 30th must be submitted by July 10th.

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                  3rd Quarter Report as of September 30th must be submitted by
                  October 10th.

                  4th Quarter Report as of December 31st must be submitted by January 10th of next year.

         The Report shall include at a minimum the following detailed information:

         a.   Number of shares or par value of bond.

         b. Type of Security - name, ticker symbol, or description if a bond (including interest rate and maturity date).

         c.   Nature of transaction - buy or sell.

         d.   Trade Date.

         e.   Price at which the trade was effected and net amounts in U.S.
              dollars.

         f.   Net amount in U.S. dollars.

         g.   Identification of broker transacted through.

         h. Identification of each broker, dealer, or bank with which a new Securities account has been established, and the date such account was established.

         i.   Date of Report

         The Compliance Officer shall be responsible for collecting such Reports and reporting to the Board of Directors any delinquencies. The Board of Directors shall determine what, if any, action needs to be taken with respect to a delinquent Access Person. (See Part IV Sanctions)

         7.       ANNUAL REPORTS OF SECURITIES HOLDINGS

         All Access Persons shall be required to submit a report of all personal Securities holdings as follows:

         - Ten days after the person first becomes an Access Person, providing information as of such date.

         - Annually, by January 30 of each year, as of the close of business December 31.

         Such report shall contain at least the following information:

         - The title, number of shares or principal amount (as applicable) of each Security in which the reporting person had any direct or indirect beneficial ownership.

         - The name of any broker, dealer, or bank with which any account is maintained in which Securities are held for the direct or indirect benefit of the reporting person.

         - To the extent appropriate, a statement that the report will not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in a particular Security or Securities.

         -    The date that the report is submitted.

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         The Compliance Officer shall be responsible for collecting such reports and reporting delinquencies to the Board. The Board will determine, what, if any, action needs to be taken with respect to a delinquent Access Person (see Part IV - Sanctions).

         The Compliance Officer shall review such reports and report to the Board least annually, and within two weeks after the date an initial report is submitted, whether the Securities holdings reported by any Access Person raise any conflict of interest issue or potential issue with respect to any Fund. In the event the Board agrees that a conflict of interest or potential conflict of interest exists, the Board of Directors or its designee shall meet with the reporting person and develop a written plan for management of such issue. Such plan shall reflect the particular role of the applicable reporting person, the extent of the person's control over the Securities involved, the nature and severity of the particular issue, and any other relevant facts (such as the particular reason Securities are held, and tax considerations). The plan may (but need not) include one or more of the following: a requirement that the reporting person dispose of Securities in an orderly manner in accordance with these guidelines, a requirement that the Chief Investment Officer or a designee approve investment recommendations or other actions of the reporting person to the extent they involve a potential conflict of interest, or procedures in addition to those in this Policy with respect to trading in the applicable Securities. Each such plan shall be included in the Compliance Officer's annual report to any Fund affected thereby.

         8.       EXEMPT SECURITIES

         Certain Securities are exempt from the reporting and pre-clearance requirements directed above. They include:

         a. Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are "government Securities" within the meaning of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph a).

         b. Shares of any registered open-end investment companies (mutual funds).

         c. Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

         The following Securities (other than those listed in a-c above) are exempt from the pre-clearance requirements directed above, but not from the transaction and holdings reporting requirements:

         d. Securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or the Company.

         e. Securities acquired as part of an automatic dividend reinvestment plan.

         f. Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

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IV.      SANCTIONS

Access Persons violating the provisions of the Policy of Professional Responsibility or these Guidelines may be subject to sanctions, which may include, among other things, restrictions on such individual's personal Securities trading, a letter of censure, suspension, or termination of the employment of such associates.

A Level One Access Person who innocently forgets to have a trade pre-cleared, will be subject to a "three strikes and you're out" approach. The first omission will be noted in the minutes of the Board of Directors; the second omission will incur a written warning that will be included in the employee file; the third omission will be cause for termination. Any Access Person who receives a "strike" will have such strike removed and no notation to their employee file made if they continuously adhere to all of the requirements of the Policy of Professional Responsibility and these Personal Trading Guidelines for three (3) consecutive months.


V.       COMPLIANCE OFFICER

The Compliance Officer of the Glenmede Corporation's will act as Compliance Officer for Glenmede Advisers Inc. The Glenmede Corporation's VP and Corporate Counsel, or such other person as from time to time designated by the Compliance Officer, will act as the back up Compliance Officer.


01/25/01

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